                                                                    EXHIBIT 99.1

[FACTUAL DATA LOGO]                                                PRESS RELEASE



          FACTUAL DATA CORP. REPORTS RECORD REVENUE, EPS AND EBITDA FOR
                                YEAR-END RESULTS


LOVELAND, Colo., February 13, 2002...Factual Data Corp., (Nasdaq: FDCC), announced today revenue of $63.1 million, net income of $6.5 million and diluted earnings per share of $1.04 for the year ended December 31, 2002.

Total revenue for the year ended December 31, 2002 increased 23.2 percent to $63.1 million from $51.2 million reported for the same period in 2001. Net income was $6.5 million or $1.04 per diluted share, as compared with $4.1 million, or $0.71 per diluted share, reported for the same period in 2001. EBITDA (earnings before interest, taxes, depreciation and amortization) for the year ended December 31, 2002 was $16.8 million as compared to $12.7 million for the same period in 2001.

Total revenue for the quarter ended December 31, 2002 increased 28.7 percent to $17.5 million compared with $13.6 million reported for the same quarter of 2001. During the fourth quarter of 2002, net income was $2.2 million, or $0.35 per diluted share, as compared with net income of $1.2 million, or $0.19 per diluted share, reported for the same quarter of 2001. EBITDA for the fourth quarter of 2002 was $5.5 million as compared to $3.3 million for the fourth quarter of 2001.

"While capitalizing on the favorable mortgage market environment, we have also successfully garnered new market share in our non-mortgage business lines," said J.H. Donnan, chairman and chief executive officer. "Revenue in our non-mortgage divisions increased 19 percent over 2001 results, emphasizing our ability to grow in new markets in less than favorable market conditions," stated Mr. Donnan.

"In our mortgage-based division, dramatic increases in flood zone determinations, as well as increases in fraud detection products and automated property valuation services outlined the successful launch of new lines through our industry leading delivery channel, www.factualdata.com. Additionally, we achieved $7 million in new revenue growth over 2001 from new or expanded major account relationships thanks to our national/major account marketing team, our technological superiority and our 'Four Hours or It's Free' guarantee," continued Mr. Donnan.

"We have also been successful in reaching new markets for our current products with the successful launch of our services aimed at the mortgage backed securities market via our industry leading portfolio services, as well as the launch of our direct lender services division and our recently announced relationship with Bankers Systems. 2002 was an excellent year for Factual Data Corp. and all indications point to new opportunities in 2003," said Mr. Donnan.

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"We have successfully increased our margins by decreasing our cost of services sold as a percentage of revenue," said Todd Neiberger, Factual Data's chief financial officer. "We increased our revenue through national account growth and new products, resulting in dilution to many of our fixed expenses as well as volume generated discounts on variable expenses. Our cash generation and revenue growth have allowed us to pay down debt while increasing cash on hand for both operating needs and acquisitions in the future. 2002 resulted in the highest revenue, EPS and cash position we have enjoyed in our history thus far, and we are pleased with our efficiencies and expanding growth opportunities," continued Mr. Neiberger.

Daena Lee, Factual Data's Investor Relations Specialist, said "We would like to remind our shareholders and other interested parties that they can access our previously announced earnings call until midnight, February 19, 2003 by dialing
(800) 642-1687 or (706) 645-9291."

ABOUT FACTUAL DATA CORP.

         Factual Data Corp. provides a wide range of customized information services to businesses across the United States that assist them in making critical decisions, such as determining whether to make a mortgage or other loan, offer employment, accept new tenants, or enter into a business relationship. Factual Data specializes in providing customized mortgage credit reports and other mortgage related services, consumer credit reports, employment screening, resident screening, and commercial credit reports.

         Factual Data's customers include mortgage lenders and independent mortgage brokers, consumer lenders, employers, property managers, and other business customers desiring information regarding creditworthiness and other matters. Factual Data is an industry leader in delivering its service offerings over the Internet and in utilizing technology and customer service to provide its services with the speed, reliability, accuracy and customization that industry participants increasingly demand. Factual Data markets its services through its website, www.factualdata.com, and nationally through offices located in major metropolitan areas. Factual Data's common stock trades on the Nasdaq National Market(R) under the symbol "FDCC." For more information visit www.factualdata.com.


"Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995 - With the exception of historical information, the matters discussed in this press release are forward looking statements that involve a number of risks and uncertainties. Factual Data's actual results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to, changes in interest rates; strength of market demand for Factual Data's services; the effects of seasonality in the housing market; actual financial impact of new financial accounting standards; competition; the success of Factual Data's consolidation plan; Factual Data's ability to manage growth; Factual Data's ability to successfully develop and market new services, and political and military uncertainties. Please refer to documents that Factual Data Corp. files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statements.

SOURCE: Factual Data Corp.

CONTACT: Daena Lee, Investor Relations Specialist, Factual Data Corp., 970-663-5700, ext. 243, daenal@factualdata.com.

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                               FACTUAL DATA CORP.
               UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET DATA

                                                                  AS OF DECEMBER 31,
                                                     ------------------------------------------
                                                         2000           2001           2002
                                                     ------------   ------------   ------------
                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
     Cash ........................................   $        348   $      6,164   $      7,827
     Current assets ..............................          6,322         12,794         16,205
     Total assets ................................         42,800         50,884         53,508
     Current liabilities .........................         12,781         14,268         14,168
     Long-term debt ..............................          5,971          4,754          3,766
     Capitalized lease obligation
        -license agreements ......................          8,793          7,387          4,559
     Shareholders' equity ........................         15,255         24,475         31,015


                               FACTUAL DATA CORP.
                   UNAUDITED CONSOLIDATED STATEMENTS OF INCOME


                                           For the Three Months Ended       For the Twelve Months Ended
                                                    December 31,                    December 31,
                                           ----------------------------    ----------------------------
                                               2001            2002            2001            2002
                                           ------------    ------------    ------------    ------------
Revenue:
    Mortgage services                      $ 11,432,741    $ 14,891,927    $ 42,551,506    $ 52,738,434
    Consumer services                         1,620,040       1,802,306       6,476,520       6,971,808
    Other services                              535,422         792,927       2,212,195       3,361,496
                                           ------------    ------------    ------------    ------------
       Total revenue                         13,588,203      17,487,160      51,240,221      63,071,738
                                           ------------    ------------    ------------    ------------

Operating expenses:
    Costs of services                         7,953,832       9,050,584      29,828,159      33,870,719
    Selling, general, and administrative      2,622,027       3,068,222       9,263,426      12,756,831
      Depreciation and amortization             953,512       1,431,682       3,620,783       4,554,567
    Acquisition consolidation costs               1,209              --         158,114         115,478
    Branch efficiency costs                    (169,973)             --        (169,973)             --
                                           ------------    ------------    ------------    ------------
       Total operating expenses              11,360,607      13,550,488      42,700,509      51,297,595
                                           ------------    ------------    ------------    ------------

Income from operations                        2,227,596       3,936,672       8,539,712      11,774,143
Other income (expense):
    Other income                                153,621         130,837         496,256         484,435
    Interest expense                           (442,249)       (333,001)     (2,238,603)     (1,485,699)
                                           ------------    ------------    ------------    ------------
       Total other expense                     (288,628)       (202,164)     (1,742,347)     (1,001,264)
                                           ------------    ------------    ------------    ------------
Income before income taxes                    1,938,968       3,734,508       6,797,365      10,772,879
Income tax expense                              780,936       1,562,268       2,660,507       4,313,150
                                           ------------    ------------    ------------    ------------
Net income                                 $  1,158,032    $  2,172,240    $  4,136,858    $  6,459,729
                                           ============    ============    ============    ============
EARNINGS PER SHARE:
      Basic                                $        .19    $        .35    $        .72    $       1.05
                                           ============    ============    ============    ============
      Diluted                              $        .19    $        .35    $        .71    $       1.04
                                           ============    ============    ============    ============
WEIGHTED AVERAGE SHARES OUTSTANDING:
      Basic                                   6,119,931       6,188,785       5,756,808       6,154,267
      Diluted                                 6,205,793       6,216,002       5,819,337       6,209,693
                                           ============    ============    ============    ============

SUPPLEMENTAL INFORMATION:

    Net income                             $  1,158,032    $  2,172,240    $  4,136,858    $  6,459,729
    Add back:
    Interest expense                            442,249         333,001       2,238,603       1,485,699
    Income tax expense                          780,936       1,562,268       2,660,507       4,313,150
    Depreciation and amortization               953,512       1,431,682       3,620,783       4,554,567
                                           ------------    ------------    ------------    ------------
    EBITDA (a)                             $  3,334,729    $  5,499,191    $ 12,656,751    $ 16,813,145
                                           ============    ============    ============    ============

(a) EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) and is not in accordance with, nor superior to, generally accepted accounting principles, but provides additional information for evaluating Factual Data Corp. Our measure of EBITDA may not be the same as similar measures described by other companies.